Exhibit 10.20

RMC Credit Facility LLC

4100 MacArthur Blvd, Suite 100

Newport Beach, CA 92660

May 15, 2025

Rocky Mountain Chocolate Factory, Inc. 265 Turner Drive

Durango, CO 81303 Dear Jeff and Carrie:

We have learned of the following breach of the terms as of February 25, 2025 of the Credit Agreement dated September 20, 2025 between Rocky Mountain Chocolate Factory, Inc. and RMC Credit Facility LLC:

I) SECTION 4.9 (a): Total liabilities divided by Tangible Net Worth not greater than 2.0 to 1.0 at each fiscal quarter end, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders equity plus subordinated debt less any intangible assets; notwithstanding any language in this agreement to the contrary, the Total liabilities divided by Tangible Net Worth Ratio shall be calculated using generally accepted accounting principles.

2) SECTION 5.2: CAPITAL EXPENDITURES. Make any additional investment in any fixed or capital assets (including assets leased under capital leases) in any fiscal year in excess of an aggregate or $3,500,000.00.

Subject to the terms and conditions set forth herein, RMC Credit Facility LLC has decided to waive its default rights with respect to the breach of the terms as described above. This waiver applies only to this specific instance described above. It is not a waiver of any subsequent breach of the same provisions of the Credit Agreement, nor is it a waiver of any breach of any other provision of the Credit Agreement.

Except as expressly stated in this letter, RMC Credit Facility LLC reserves all of the rights, powers and remedies available to RMC Credit Facility LLC under the Credit Agreement and any other contracts or instruments signed by representatives of Rocky Mountain Chocolate Factory, Inc.

Very truly yours,

Date: May 15, 2025	By:	/s/ Steven L. Craig